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                                                                    Exhibit 23.5

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 1998 (except Note 10 as to which the date is July 16, 1998) with respect to the financial statements of ComTel UK Finance B.V., and of our report dated June 5, 1998 (except Note 9 as to which the date is July 16, 1998) with respect to the combined financial statements of Telecential Communications (Canada) Limited and Telecential Communications (UK) Limited, incorporated by reference in the Registration Statement on Form S-4 to be filed by NTL Communications Corp. relating to the exchange of new 9 3/4% Series B Senior Deferred Coupon Notes due 2009 for old 9 3/4% Senior Deferred Coupon Notes due 2009.

                                                       /s/ Deloitte & Touche

Deloitte & Touche
Chartered Accountants
Bracknell, England
May 12, 1999